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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       TO

                       THE CERTIFICATE OF INCORPORATION OF

                            PF.NET HOLDINGS, LIMITED

               --------------------------------------------------
                    Adopted in accordance with the provisions of Section 242 of the General Corporation
                          Law of the State of Delaware

               --------------------------------------------------


     FIRST:    That the Certificate of Incorporation of PF.Net Holdings, Limited
(the "CORPORATION") was filed with the Secretary of State of the State of Delaware on October 25, 1999 and a Certificate of Designations was filed with the Secretary of State of the State of Delaware on October 29, 1999.

     SECOND:   That the Certificate of Incorporation of the Corporation is
hereby amended to read as follows: by striking out paragraph 1 thereof as it now exists and inserting in lieu thereof a new paragraph 1 reading in its entirety, as follows:

     "1. The name of the Corporation is PF.Net Communications, Inc. (hereinafter referred to as the "Corporation")."

     THIRD:    That the Certificate of Incorporation of the Corporation is
hereby amended to read as follows: by striking out paragraph 4 thereof as it now exists and inserting in lieu thereof a new paragraph 4 reading in its entirety, as follows:

     "4. The total number of shares of all classes of stock which the Corporation is authorized to issue is 401,250,000 shares consisting of:

     (1) 400,000,000 shares of common stock, par value $.01 per share (the "Common Stock"); and

     (2) 1,250,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

     The Board of Directors of the Corporation is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such distinctive designations and


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                  such powers, preferences and rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware."

     FOURTH:   Each share of common stock, par value $.01 per share, of the
Corporation issued and outstanding or held in treasury immediately prior to the filing of this amendment is automatically and without further action by the holder thereof converted to two (2) shares of Common Stock upon the filing of this amendment.

     FIFTH:    That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.


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IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.
Date:     April 3, 2000

                                                  PF.NET HOLDINGS, LIMITED

                                                   /S/  CHARLES ZITO
                                                  ----------------------------
                                                   NAME: CHARLES ZITO
                                                   Title:  Assistant Secretary